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                                                                     EXHIBIT 3.4

                            CERTIFICATE OF CORRECTION
                                     OF THE
                          CERTIFICATE OF DETERMINATION
                                       OF
                                  ABAXIS, INC.


The undersigned, Donald Stewart, hereby certifies that:

     1. He is the Chief Financial Officer and Secretary of Abaxis, Inc., a California corporation.

     2. The instrument being corrected is entitled "CERTIFICATE OF DETERMINATION OF RIGHTS PREFERENCES, PRIVILEGES AND RESTRICTIONS OF SERIES D PREFERRED STOCK OF ABAXIS, INC." and said instrument was filed with the Secretary of State of the State of California on September 22, 2000.

          A. Section 2, subsection 2 of such Certificate of Determination reads in full as follows:

                    "Dividends. Each holder of record of a share of Series D Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefore, a dividend of Seventy Dollars ($70.00) per share per annum, payable on April 1st and September 1st of each year but which amount shall be prorated to the extent a share of Preferred Stock is issued and outstanding for less than such biannual period. The right to the dividends on the Series D Preferred Stock described in the preceding sentence shall be cumulative. The Corporation will pay such dividends either in cash or by issuing shares of the Corporation's Common Stock ("Common Stock") having the Market Value (as defined below) equal to such dividends, at the option of the Board of Directors of the Corporation. If the Corporation elects to pay such dividends by issuing Common Stock, the "Market Value" of such Common Stock will be the average of the closing sale prices of the Corporation's Common Stock as reported on the Nasdaq National Market System for the Five (5) trading days prior to the record date for such dividend. A holder of Series D Preferred Stock who would otherwise be entitled to receive a fraction of a share of Common Stock under this Section 2 (taking into account all shares of Series D Preferred Stock held by such holder) shall receive, in lieu thereof, an amount equal to the product of such fractional interest multiplied by the Market Value. No dividends or distributions shall be made with respect to the Common Stock unless at the same time an equivalent dividend with respect to the Series D Preferred Stock has been paid or declared and set apart for payment."

          B. Section 2, subsection 2 of such Certificate of Determination, as corrected, should read in full as follows:

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                    "Dividends. Each holder of record of a share of Series D
Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefore, a dividend of Seventy Dollars ($70.00) per share per annum, payable on April 1st and OCTOBER 1st of each year but which amount shall be prorated to the extent a share of Preferred Stock is issued and outstanding for less than such biannual period. The right to the dividends on the Series D Preferred Stock described in the preceding sentence shall be cumulative. The Corporation will pay such dividends either in cash or by issuing shares of the Corporation's Common Stock ("Common Stock") having the Market Value (as defined below) equal to such dividends, at the option of the Board of Directors of the Corporation. If the Corporation elects to pay such dividends by issuing Common Stock, the "Market Value" of such Common Stock will be the average of the closing sale prices of the Corporation's Common Stock as reported on the Nasdaq National Market System for the Five (5) trading days prior to the record date for such dividend. A holder of Series D Preferred Stock who would otherwise be entitled to receive a fraction of a share of Common Stock under this Section 2 (taking into account all shares of Series D Preferred Stock held by such holder) shall receive, in lieu thereof, an amount equal to the product of such fractional interest multiplied by the Market Value. No dividends or distributions shall be made with respect to the Common Stock unless at the same time an equivalent dividend with respect to the Series D Preferred Stock has been paid or declared and set apart for payment."

          C. That said Section 2, subsection 2, as corrected, does not alter the wording of any resolution or written consent which was adopted by the Board of Directors or shareholders.

                    The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.

Date:  January 10, 2001

                                       /s/  Donald Stewart
                                       -------------------------------
                                       Donald Stewart, Chief Financial
                                       Officer and Secretary